Exhibit 99.1

VIASPACE ACQUIRES REMAINING SHARES OF ARROYO SCIENCES SUBSIDIARY
Caltech Exchanges Arroyo Shares for VIASPACE Shares

PASADENA, CA.—October 26, 2005—VIASPACE Inc. (OTCBB: VSPC.OB), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, announced today that it has acquired 20,000 common shares of its subsidiary, Arroyo Sciences, Inc., from Caltech in exchange for 10,000 shares of VIASPACE common stock. This transaction makes Arroyo Sciences a wholly owned subsidiary of VIASPACE.

Caltech acquired shares in Arroyo Sciences in exchange for a license in Spacecraft Health Inference Engine (SHINE) to Arroyo Science. SHINE is an ultra-fast rules engine originally designed for on-board monitoring, analysis and diagnosis of NASA’s spacecraft and ground data systems. It was intended for mission critical systems where inferencing speed, portability and reuse is of critical importance. Arroyo Sciences uses SHINE for commercial as well as for homeland security and national defense applications.

Dr. Carl Kukkonen, CEO of VIASPACE, said, “We value the patents and software that we licensed from Caltech, and we welcome their increased ownership stake in VIASPACE.”

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com.

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Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

VIASPACE Inc.